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Exhibit 99.5

June 15, 2011

Board of Directors
Global Crossing Limited
45 Reid Street
Hamilton HM12, Bermuda

Re:
Amendment No. 1 to the Registration Statement on Form S-4 of Level 3
Communications, Inc., filed on June 15, 2011 relating to the issuer's common stock

Gentlemen:

        Reference is made to our opinion letter, dated April 10, 2011 (the "Opinion Letter"), with respect to the fairness from a financial point of view to the holders (other than Level 3 Communications, Inc. ("Level 3") and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the "Company Shares"), of Global Crossing Limited (the "Company") of the Exchange Ratio (as defined in the Opinion Letter) to be paid to such holders, pursuant to the Agreement and Plan of Amalgamation, dated as of April 10, 2011, by and among Level 3, Apollo Amalgamation Sub, Ltd., a direct wholly owned subsidiary of Level 3, and the Company.

        The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our Opinion Letter in the above-referenced Amendment No. 1 to the Registration Statement.

        In that regard, we hereby consent to the reference to our Opinion Letter under the captions "SUMMARY—Opinions of Global Crossing's Financial Advisors," "THE AMALGAMATION—BACKGROUND OF THE AMALGAMATION," "THE AMALGAMATION—Recommendation of the Global Crossing Board of Directors; Global Crossing's Reasons for the Merger" and "THE AMALGAMATION—Opinions of Global Crossing's Financial Advisors" and to the inclusion of the foregoing Opinion Letter in the Joint Proxy Statement/Prospectus included in the above-mentioned Amendment No. 1 to the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Amendment No. 1 to the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Amendment No. 1 to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ GOLDMAN, SACHS & CO. (GOLDMAN, SACHS & CO.)

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  Exhibit 99.5